Exhibit 3.2

FORTRESS CREDIT REALTY INCOME TRUST

THIRD AMENDED AND RESTATED DECLARATION OF TRUST

This Third Amended and Restated Declaration of Trust (as amended, restated, modified or supplemented from time to time, this “Declaration”) is made on August 29, 2024 for the purpose of governing Fortress Credit Realty Income Trust, a Maryland statutory trust (the “Trust”), in accordance with the provisions hereinafter set forth.

WHEREAS, the Trust is a statutory trust within the meaning of the Maryland Statutory Trust Act (as amended, the “MSTA”); and

WHEREAS, on June 4, 2024, (a) the Trust was formed by the filing of a Certificate of Trust (as amended, restated, modified or supplemented from time to time, the “Certificate of Trust”) with the State Department of Assessments and Taxation of Maryland and (b) in connection therewith, a Declaration of Trust (the “Original Declaration”) was executed and became the governing instrument of the Trust, as that term is defined in the MSTA;

WHEREAS, on June 14, 2024, an Amended and Restated Declaration of Trust (the “Amended and Restated Declaration”) was executed and replaced the Original Declaration in its entirety as the governing instrument of the Trust;

WHEREAS, on July 31, 2024, a Second Amended and Restated Declaration of Trust (the “Second Amended and Restated Declaration”) was executed and replaced the Amended and Restated Declaration in its entirety as the governing instrument of the Trust; and

WHEREAS, this Declaration shall amend, restate and replace the Second Amended and Restated Declaration in its entirety such that the governing instrument of the Trust shall be this Declaration together with any Bylaws of the Trust (as amended, restated, modified or supplemented from time to time, “Bylaws”) adopted in accordance herewith for the regulation and management of the affairs of the Trust.

NOW, THEREFORE, the Trust hereby will be governed by this Declaration together with any Bylaws adopted in accordance herewith.

ARTICLE I

NAME

Section 1.1        The name of the Trust is:  Fortress Credit Realty Income Trust.  The Board (as defined below) shall conduct the business of the Trust under such name or any other name as it may from time to time determine.

ARTICLE II

PURPOSES AND POWERS

Section 2.1         The purposes for which the Trust is formed are to engage in any lawful act or activity for which statutory trusts may be organized under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, engaging in business as a REIT (as defined below).

Section 2.2       The Trust shall have all of the powers granted to statutory trusts by the MSTA and all other powers that are not inconsistent with applicable law and are appropriate to promote and attain the purposes of the Trust set forth in this Declaration.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

Section 3.1          The address of the Trust’s principal office in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville-Timonium, Maryland 21093-2264, or such other place or places as may be determined by the Board.  The Trust may have such offices or places of business within or outside the State of Maryland as the Board may from time to time determine.  The name and address of the resident agent of the Trust in the State of Maryland are The Corporation Trust Incorporated, 2405 York Road, Suite 201, Lutherville-Timonium, Maryland 21093-2264, or such other name and address as may be determined by the Board.  The resident agent is a Maryland corporation.

ARTICLE IV

DEFINITIONS; INTERPRETATIONS

Section 4.1         Definitions.  As used in this Declaration, the following terms shall have the following meanings unless the context otherwise requires:

“Actual Owner” shall have the meaning ascribed to such term in Section 6.1.4.

“Adviser” shall mean the Person appointed, employed or contracted with by the Trust pursuant to Section 8.1 and responsible for directing or performing the day-to-day business affairs of the Trust, including any Person to whom the Adviser subcontracts all or substantially all of such functions.

“Adviser Agreement” shall mean any agreement between the Trust and the Adviser pursuant to which the Adviser will direct or perform the day-to-day business affairs of the Trust, including a management agreement or administration agreement, and including, for the avoidance of doubt, the FCR Management Agreement.

“Adviser Change of Control” shall mean the occurrence of any of the following: (i) Fortress (A) ceases to be the direct or indirect beneficial owner of 50% or more of the combined voting power of the Adviser’s then outstanding equity interests or (B) ceases to hold the power to direct or cause the direction of the management and policies of the Adviser, whether through the ownership of voting interests, by contract or otherwise, (ii) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Adviser, taken as a whole, to any Person other than Fortress or any of its controlled Affiliates or (iii) the sale or transfer of the FCR Management Agreement to any Person other than Fortress or any of its controlled Affiliates. “Adviser Change of Control” shall not include (x) any pledge, hypothecation, assignment or other transfer of any rights to receive fees or other payments under any Adviser Agreement to any Person or (y) a direct or indirect change of control of Fortress (whether by way of purchase, acquisition, merger, consolidation, recapitalization, reorganization, business combination, purchase of beneficial ownership, sale of all or substantially all assets, or otherwise), including any direct or indirect transfer or hypothecation of a controlling block of the outstanding voting securities of Fortress.

“Affiliate” shall mean, when used with reference to a specified Person at a specified time, any Person controlling, controlled by or under common control with, such Person, and any members, partners, directors or officers of any of the foregoing; provided that, except as expressly set forth herein, the following Persons, and any Persons controlled by, or under common control with, any of them and any members, partners, directors or officers of any of them, shall not be deemed an Affiliate of any Fortress Managed Account, the Trust, the Adviser, Fortress or any of their respective Affiliates solely as a result of any of the following relationships:  (i) an issuer of any investments or other financial instruments in which any Fortress Managed Account invests, directly or indirectly (including portfolio companies of any Fortress Managed Account); (ii) the indirect owner(s) of Fortress, and any person, excluding any current employees, controlling, controlled by or under common control with such indirect owner(s) that is not also controlled by Fortress in their capacity as Affiliates of such indirect owner(s); (iii) shareholders of any Affiliates of Fortress; and (iv) any pooled investment fund, account or similar product managed or controlled by Fortress for the benefit of third party Persons or entities for whom Fortress does not exercise voting discretion with respect to such fund, account or similar product.  For the avoidance of doubt, Fortress shall not be deemed an Affiliate of the Trust and investors in Fortress and Fortress Managed Accounts shall not be deemed Affiliates of such entities.  For purposes of this definition, “control” means the power, through ownership of securities, contract or otherwise, to direct the policies of the applicable Person.

“Amended and Restated Declaration” shall have the meaning ascribed to such term in the recitals.

“asset” of the Trust shall mean any Property, Mortgage or other asset owned directly or indirectly by the Trust.

“Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h) of the Code.  The terms “Beneficial Owner” and “Beneficially Owned” shall have the correlative meanings.

“Benefit Plan Investor” shall mean (i) a Plan; (ii) an entity whose underlying assets include (or are deemed to include) for purposes of ERISA or Section 4975 of the Code assets of a Plan by reason of such Plan’s investment in such entity; or (iii) any other entity whose assets otherwise constitute “plan assets” for purposes of ERISA or Section 4975 of the Code.

“Board” shall mean the Board of Trustees of the Trust and any duly authorized committee or functional equivalent thereof.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Bylaws” shall have the meaning ascribed to such term in the recitals.

“Certificate of Trust” shall have the meaning ascribed to such term in the recitals.

“Charitable Beneficiary” shall mean one or more beneficiaries of a Charitable Trust as determined pursuant to Section 6.2.7, provided that each such organization shall be described in Sections 501(c)(3), 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and 170(c)(2) of the Code and contributions to each such organization shall be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Charitable Trust” shall mean any trust provided for in Section 6.1.1(b) and Section 6.2.1.

“Charitable Trustee” shall mean each Person, unaffiliated with the Trust and any Prohibited Owner, that is appointed by the Trust from time to time to serve as a trustee of a Charitable Trust as provided by Section 6.2.1.

“Class B Common Shares” shall have the meaning ascribed to such term in Section 5.1.2.

“Class B Conversion Rate” shall mean the fraction, the numerator of which is the Class B NAV Per Share and the denominator of which is the Class I NAV Per Share.

“Class B NAV Per Share” shall mean the net asset value of the Trust allocable to the Class B Common Shares, determined as described in the Memorandum, divided by the number of outstanding Class B Common Shares.

“Class D Common Shares” shall have the meaning ascribed to such term in Section 5.1.2.

“Class D Conversion Rate” shall mean the fraction, the numerator of which is the Class D NAV Per Share and the denominator of which is the Class I NAV Per Share.

“Class D NAV Per Share” shall mean the net asset value of the Trust allocable to the Class D Common Shares (including any reduction for Ongoing Servicing Fees as described in the Memorandum), determined as described in the Memorandum, divided by the number of outstanding Class D Common Shares.

“Class E Common Shares” shall have the meaning ascribed to such term in Section 5.1.2.

“Class E Conversion Rate” shall mean the fraction, the numerator of which is the Class E NAV Per Share and the denominator of which is the Class I NAV Per Share.

“Class E NAV Per Share” shall mean the net asset value of the Trust allocable to the Class E Common Shares, determined as described in the Memorandum, divided by the number of outstanding Class E Common Shares.

“Class I Common Shares” shall have the meaning ascribed to such term in Section 5.1.2.

“Class I NAV Per Share” shall mean the net asset value of the Trust allocable to the Class I Common Shares, determined as described in the Memorandum, divided by the number of outstanding Class I Common Shares.

“Class R Common Shares” shall have the meaning ascribed to such term in Section 5.1.2.

“Class R Conversion Rate” shall mean the fraction, the numerator of which is the Class R NAV Per Share and the denominator of which is the Class I NAV Per Share.

“Class R NAV Per Share” shall mean the net asset value of the Trust allocable to the Class R Common Shares (including any reduction for Ongoing Servicing Fees as described in the Memorandum), determined as described in the Memorandum, divided by the number of outstanding Class R Common Shares.

“Class S Common Shares” shall have the meaning ascribed to such term in Section 5.1.2.

“Class S Conversion Rate” shall mean the fraction, the numerator of which is the Class S NAV Per Share and the denominator of which is the Class I NAV Per Share.

“Class S NAV Per Share” shall mean the net asset value of the Trust allocable to the Class S Common Shares (including any reduction for Ongoing Servicing Fees as described in the Memorandum), determined as described in the Memorandum, divided by the number of outstanding Class S Common Shares.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Shares” shall have the meaning ascribed to such term in Section 5.1.2.

“Constructive Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owning” and “Constructively Owned” shall have the correlative meanings.

“Covered Person” shall have the meaning ascribed to such term in Section 10.3.1.

“Dealer Manager” shall mean such Person selected by the Board to act as the dealer manager for an Offering.

“Declaration” shall have the meaning ascribed to such term in the preamble.

“Disabling Conduct” shall mean, with respect to a Covered Person that is the Adviser or any its officers, managers, partners, agents, employees, controlling persons, members or Affiliates, in each case, in his, her or its capacity as such, an act or omission by such Covered Person that constitutes (i) fraud, gross negligence, recklessness or willful misconduct or to having acted in bad faith (in each case, as determined in accordance with the laws of the State of Delaware), or (ii) an intentional and material breach of an Adviser Agreement.

“Distributions” shall mean any distributions (as such term is defined in Section 2-301 of the MGCL), pursuant to Section 5.4, by the Trust to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excepted Holder” shall mean a Shareholder for whom an Excepted Holder Limit is created by ARTICLE VI or the Board pursuant to Section 6.1.6.

“Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board pursuant to Section 6.1.6 for such Excepted Holder, the percentage limit established by (and subject to adjustment by) the Board pursuant to Section 6.1.6.

“Excess Shares” shall have the meaning ascribed to such term in Section 6.1.1(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FCR Management Agreement” shall mean that certain Second Amended and Restated Management Agreement between the Trust and FCR Advisors LLC, dated as of August 29, 2024, as amended, supplemented or restated from time to time.

“Fortress” shall mean Fortress Investment Group LLC, a Delaware limited liability company.

“Fortress Managed Account” shall mean any current or future investment fund, account or company sponsored, managed or advised by Fortress or any of its investment advisory Affiliates, including the Adviser.  For the avoidance of doubt, portfolio companies of any Fortress Managed Account shall not be included within the definition of “Fortress Managed Account.”

“Independent Trustee” shall mean a Trustee who qualifies as “independent” within the meaning of NYSE Listing Manual Rule 303A.02 or the requirements of any other established stock exchange on which the Trust’s securities are traded, as such rules or requirements may be amended from time to time.

“Initial Date” shall mean the earlier of (i) January 30 of the year following the first year in which the Trust intends to elect to be subject to tax as a REIT, and (ii) the first date on which the Trust has 100 or more shareholders (determined under the principles of Section 856(a)(5) of the Code).

“Investment Advisers Act” shall have the meaning ascribed to such term in Section 7.11.1.

“Liquidation” shall have the meaning ascribed to such term in Section 13.2.2.

“Listing” shall mean the listing of any or all of the Common Shares on a National Securities Exchange.  Upon such Listing, the Common Shares shall be deemed Listed.

“Mandatory Holding Period” shall mean, in respect of any Class B Common Shares and Class R Common Shares, the initial two year period in which any such particular Shares have been outstanding, as described in the Memorandum.

“Market Price” shall mean, with respect to any Shares as of any date, the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported on the principal consolidated transaction reporting system with respect to such Shares, or if such Shares are not listed or admitted to trading on any national securities exchange, the last sale price in the over-the-counter market, or if no trading price is available for such Shares, the fair market value of such Shares as determined by the Board.

“Memorandum” shall mean the Confidential Private Placement Memorandum, dated June 2024, for the Trust, as the same may be amended, supplemented or otherwise modified, which, to the extent referred to herein, shall be deemed to be a part hereof.

“MGCL” shall mean Maryland General Corporation Law, as amended.

“Mortgages” shall mean, in connection with any mortgage financing that the Trust makes or invests in, all of the notes, deeds of trust, security interests or other evidences of indebtedness or obligations, which are secured or collateralized by Real Property owned by the borrowers under such notes, deeds of trust, security interests or other evidences of indebtedness or obligations.

“MSTA” shall have the meaning ascribed to such term in the recitals.

“National Securities Exchange” shall mean a securities exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act.

“NAV” shall mean net asset value determined in accordance with the valuation guidelines that have been approved by the Board.

“Offering” shall mean any offering of Shares for the account of the Trust.

“Ongoing Servicing Fee” shall mean the ongoing servicing fee payable to the Dealer Manager and reallowable to soliciting dealers with respect to Class R Common Shares, Class S Common Shares and Class D Common Shares as described in the Memorandum.

“Organization and Offering Expenses” shall mean any and all costs and expenses incurred by the Trust in connection with the formation of the Trust and the marketing and distribution of Shares, including legal, accounting (including NAV calculation), printing, mailing, subscription processing and filing fees and offering expenses, including costs associated with technology integration between the Trust’s systems and those of the Trust’s participating broker-dealers, due diligence expenses of participating broker-dealers supported by itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of the Trust’s transfer agent, fees to attend retail seminars sponsored by participating broker-dealers, reimbursements for customary travel, lodging and meals, and fees, expenses and taxes related to the filing, registration and qualification of the Shares or the sale thereof under federal and state laws, but excluding Ongoing Servicing Fees.

“Original Declaration” shall have the meaning ascribed to such term in the recitals.

“Ownership Limit” shall mean (i) with respect to Common Shares, 9.8% (in value or number of shares, whichever is more restrictive) of the Common Shares outstanding at the time of determination, (ii) with respect to any other class or series of Shares, 9.8% (in value or number of shares, whichever is more restrictive) of the Shares of such class or series outstanding at the time of determination, and (iii) 9.8% (in value or number of shares, whichever is more restrictive) of the aggregate of the outstanding Shares, or, in respect of clause (i) or (ii), such other percentage determined by the Board in accordance with Section 6.1.7.

“Ownership Violation” shall have the meaning ascribed to such term in Section 6.1.1(b).

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other legal entity and, for purposes of ARTICLE VI herein (and all defined terms used in such Article), also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.

“Plan” shall mean (i) a plan as defined in and subject to Section 4975(e) of the Code or (ii) an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA.

“Plan Asset Regulations” shall mean 29 C.F.R. Section 2510.3-101 et seq. issued by the U.S. Department of Labor, as modified by Section 3(42) of ERISA.

“Plan Assets” shall mean “plan assets” as defined in the Plan Asset Regulations.

“Preferred Shares” shall have the meaning ascribed to such term in Section 5.1.2.

“Prohibited Owner” shall mean any Person that, but for the provisions of ARTICLE VI, would Beneficially Own or Constructively Own Shares in excess of the Ownership Limit or other limitations of Section 6.1 and, if appropriate in the context, shall also mean any Person that would have been the holder of record on the books of the Trust or the Trust’s transfer agent of Shares that the Prohibited Owner would have so owned.

“Property” or “Properties” shall mean, as the context requires, any, or all, respectively, of the Real Property acquired by the Trust, directly or indirectly, including through joint venture arrangements or other partnership or investment interests.

“Real Property” shall mean land, rights in land (including leasehold interests) and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

“REIT” shall mean a corporation, trust, association or other legal entity that has elected or intends to elect or be subject to tax as a real estate investment trust under Sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the first day on which the Board determines it is no longer in the best interests of the Trust to attempt to, or continue to qualify as a REIT or that compliance with the restrictions on transfer and ownership of Shares set forth in ARTICLE VI are no longer required in order for the Trust to qualify as a REIT.

“Second Amended and Restated Declaration” shall have the meaning ascribed to such term in the recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Shareholders” shall mean the holders of record of the Shares as maintained in the books and records of the Trust or its transfer agent.

“Shares” shall mean shares of beneficial interest of the Trust.

“Transfer” shall mean any direct or indirect, as applicable, issuance, sale, transfer, redemption, gift, assignment, devise or other disposition, as well as any other change in fact or circumstances or other event (or any agreement to take any such action or cause any such event) that causes, or but for the provisions of ARTICLE VI would cause, any Person to acquire or increase Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive distributions on Shares or otherwise cause a violation of any of the restrictions on ownership set forth in Section 6.1, or any agreement to take any such actions or cause any such events, including (i) any change in the capital structure of the Trust which has the effect of increasing the total equity interest of any Person in the Trust, (ii) a change in the relationship between two or more Persons which causes a change in Constructive Ownership of the Shares, (iii) the grant or exercise of any option or warrant (or any disposition of any option or warrant), or any event that causes any option or warrant not theretofore exercisable to become exercisable), pledge, security interest or similar right to acquire Shares, (iv) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right, (v) transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares, (vi) an increase in the value of the Shares of one class or series relative to the value of the Shares of another class or series, and (vii) an increase in actual or constructive ownership of a tenant of the Trust (or its subsidiaries) in a manner that would cause a violation of Section 6.1.1(a)(iii), in each case, whether voluntary or involuntary, whether owned of record or Beneficially Owned or Constructively Owned, and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

“Trust” shall have the meaning ascribed to such term in the preamble.

“Trust Property” shall mean any and all property or other assets owned directly or indirectly by the Trust.

“Trustees” shall have the meaning ascribed to such term in Section 7.1.1.

Section 4.2         Interpretations.  Unless otherwise indicated to the contrary herein by the context or use thereof:  (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Declaration, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Declaration; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) all references to ARTICLES and Sections are to Articles and Sections of this Declaration; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the word “extent” in the phrase “to the extent” means the degree to which a subject or other things extends and does not mean simply “if”; (h) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (i) references to any contract, instrument or other document are to that contract, instrument or other document as amended, restated, modified or supplemented from time to time; (j) references to any law shall be deemed to refer to such law as amended from time to time, to any successor statute and to any rules or regulations promulgated thereunder; and (k) references to any Person include the successors and permitted assigns of that Person.  If any action under this Declaration is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.  Notwithstanding any other provision of this Declaration or otherwise applicable provision of law or equity, whenever in this Declaration the Board or the Trust is permitted or required to make a decision or take an action (i) in its “sole discretion” or “discretion” or under a similar grant of authority or latitude, or without any express standard, in making such decisions, the Board (in its own capacity or on behalf of the Trust) shall be entitled to take into account such interests and factors as it desires (including its own interests) or (ii) in “good faith” or under another expressed standard, the Board (in its own capacity or on behalf of the Trust) shall act under such standard and shall not be subject to any other or different standard.

ARTICLE V

SHARES

Section 5.1         Division of Beneficial Interest.

Section 5.1.1       The Board may from time to time, without Shareholder approval, authorize one or more classes or series of Shares, with Shares of each such class or series having such par value, if any, and such preferences, voting powers, terms of redemption, if any, and special or relative rights or privileges (including conversion rights, if any) as the Board may determine.  The number of Shares of each class or series authorized shall be unlimited and the Shares so authorized may be represented in part by fractional shares.  The Board may, from time to time, without Shareholder approval, issue fractional Shares, eliminate any outstanding fraction of a Share by rounding up to a full Share, arrange for the disposition of a faction of a Share by the Person entitled to it or pay cash for the fair value of a faction of a Share.

Section 5.1.2      The beneficial interest in the Trust shall be divided into Shares.  The Trust has authority to issue (a) an unlimited number of Common Shares, $0.01 par value per share (the “Common Shares”) initially consisting of (i) unlimited Common Shares classified as Class B Shares (the “Class B Common Shares”), (ii) unlimited Common Shares classified as Class R Shares (the “Class R Common Shares”), (iii) unlimited Common Shares classified as Class S Shares (the “Class S Common Shares”), (iv) unlimited Common Shares classified as Class D Shares (the “Class D Common Shares”), (v) unlimited Common Shares classified as Class I Shares (the “Class I Common Shares”) and (vi) unlimited Common Shares classified as Class E Shares (the “Class E Common Shares”), and (b) an unlimited number of Preferred Shares, $0.01 par value per share (the “Preferred Shares”).  Subject to the provisions of ARTICLE VI and the terms of any class or series of Shares at the time outstanding, the Board may classify and reclassify any unissued Shares of any class or series, from time to time, into one or more classes or series of Shares, as provided in Section 5.6.  If Shares of one class or series are classified or reclassified into Shares of another class or series pursuant to this ARTICLE V, then, except to the extent that the Trust is authorized to issue an unlimited number of Shares of any such class or series, the number of authorized Shares of the former class or series shall be automatically decreased and the number of authorized Shares of the latter class or series shall be automatically increased, in each case by the number of Shares so classified or reclassified.

Section 5.2         Authorization by Board of Share Issuance and other Securities.  The Board may authorize or cause the Trust to issue from time to time Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration, whether in cash, property, past or future services, obligation for future payment or otherwise, or without consideration (including in connection with a Share split or Distribution of Shares), determined by the Board, subject to such restrictions or limitations, if any, as may be set forth in the Certificate of Trust or this Declaration.  When Shares are issued by or at the direction of the Board upon receipt of the consideration therefor (or without consideration if so determined by the Board), such Shares shall be validly issued, fully-paid and nonassessable.  The Board may authorize the issuance from time to time of other securities of the Trust for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board may deem advisable in its sole discretion.

Section 5.3         Common Shares.

Section 5.3.1       General.  Each Class B Common Share, Class R Common Share, Class S Common Share, Class D Common Share, Class I Common Share and Class E Common Share shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other Distributions, qualifications and terms and conditions of redemption, except as provided in the Certificate of Trust, this Declaration, the Bylaws or any multiple class plan or program adopted by the Trust from time to time.

Section 5.3.2       Conversion of Class B Common Shares, Class R Common Shares, Class S Common Shares, Class D Common Shares and Class E Common Shares.

(a)            Each Class B Common Share, Class R Common Share, Class S Common Share, Class D Common Share and Class E Common Share held in a Shareholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares (including any fractional shares) at the Class B Conversion Rate, Class R Conversion Rate, Class S Conversion Rate, Class D Conversion Rate and Class E Conversion Rate, respectively, on the earliest of (i) a Listing of Class I Common Shares or (ii) a merger or consolidation of the Trust with or into another legal entity, or the sale or other disposition of all or substantially all of the Trust’s assets, except, in the case of clause (ii), any such transaction taken in connection with an internal restructuring transaction.

(b)          At the end of any month in which (i) the Dealer Manager determines, in conjunction with the Trust’s transfer agent for the Common Shares, and notifies the Trust in writing that the total transaction or other fees, including upfront placement fees or brokerage commissions and Ongoing Servicing Fees, with respect to the Shares held by a Shareholder within their account hit any agreed-upon amount under an arrangement made between the Dealer Manager and financial intermediaries or (ii) a broker-dealer is not eligible to receive any Ongoing Servicing Fees with respect to any Class R Common Shares, Class S Common Shares or Class D Common Shares and the Trust and the Dealer Manager, each in its sole discretion, have determined that any applicable Class R Common Shares, Class S Common Shares and Class D Common Shares shall be converted, each applicable Common Share shall automatically and without any action on the part of the holder thereof convert into a number of Class I Common Shares using the conversion rate equal to the fraction, the numerator of which is the NAV per share of the applicable class of shares and the denominator of which is the Class I NAV Per Share.

(c)            Upon the termination of employment or service for any reason or no reason of any employee, officer or director of Fortress or its Affiliates that holds or has an eligible family member that holds Class E Common Shares, the Adviser shall, in its discretion, have the ability to determine that all or a portion of the Class E Common Shares held by such employee, officer, director or eligible family member should be converted into shares of a different class.  If the Adviser determines that any Class E Common Shares should be so converted, then upon notification by the Adviser to the Trust in writing, such Class E Common Shares shall be converted into a number of shares of a class determined by the Adviser using the conversion rate equal to the fraction, the numerator of which is the Class E NAV Per Share and the denominator of which is the NAV per share of the applicable class of shares.

(d)            With respect to any Shareholder whose Shares are converted into another class of Shares pursuant to this Declaration, the terms of such new class shall only apply to such Shareholder on a going-forward basis following such conversion and not on a retroactive basis for any time prior to such conversion; provided, that the Mandatory Holding Period, if applicable, in respect of any such converted Shares shall be calculated based on the day on which such Shareholder initially purchased the original Shares that were the subject of such conversion for cash (and not, for the avoidance of doubt, from the day on which any such Shares may have been (i) issued pursuant to any distribution reinvestment plan, (ii) received in connection with a conversion or exchange of other Shares or (iii) later acquired).

Section 5.3.3      Rights Upon Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any Distribution of the assets of the Trust, the aggregate assets of the Trust available for Distribution to holders of the Common Shares shall be determined in accordance with applicable law.  Immediately before any liquidation, dissolution or winding up, or any distribution of the assets of the Trust pursuant to a plan of liquidation, dissolution or winding up, each Class B Common Share, Class R Common Share, Class S Common Share, Class D Common Share and Class E Common Share will automatically convert to a number of Class I Common Shares (including any fractional shares) at the Class B Conversion Rate, Class R Conversion Rate, Class S Conversion Rate, Class D Conversion Rate and Class E Conversion Rate, respectively.  Following such conversion, the aggregate assets of the Trust available for Distribution to holders of the Common Shares, or the proceeds therefrom, shall be distributed to each holder of Class I Common Shares, ratably with each other holder of Class I Common Shares, in such proportion as the number of outstanding Class I Common Shares held by such Shareholder bears to the total number of Class I Common Shares then outstanding.

Section 5.4         Distributions.

Section 5.4.1     The Board may from time to time authorize or cause the Trust to declare and pay to Shareholders such dividends or other Distributions in cash or other assets of the Trust or in securities of the Trust, including in Shares of one class payable to holders of Shares of another class, or from any other source as the Board in its sole discretion shall determine, and the amount of such dividends or other Distributions may vary between the classes or series of Shares.  The Board shall endeavor to authorize the Trust to declare and pay such dividends and other Distributions as shall be necessary for the Trust to qualify as a REIT under the Code and to avoid the imposition of any U.S. federal or state income or excise taxes on the Trust; provided, however, Shareholders shall have no right to any dividend or other Distribution unless and until authorized by the Board and declared by the Trust.  Before payment of any dividends or other Distributions, there may be set aside out of any funds of the Trust available for dividends or other Distributions such amounts as the Board may from time-to-time reserve for any Trust purpose, and the Board may modify or abolish any such reserve.  Each dividend or other Distribution pursuant to this Section 5.4.1 to the Shareholders of a particular class or series of Shares shall be made ratably according to the number of Shares of such class or series held by each Shareholder on the applicable record date thereof, provided that no dividend or other Distribution need be made on Shares purchased pursuant to orders received, or for which payment is made, after such time or times as the Trustees may determine.  Shareholders shall have no right to any dividend or other Distribution unless and until authorized by the Board and declared by the Trust, and then only at the time and in the amount and form authorized by the Board.  Any action by the Board to cause the Trust to declare or pay any dividend or other Distribution shall be conclusive evidence of the authorization by the Board of such dividend or other Distribution.  The exercise of the powers and rights of the Board pursuant to this Section 5.4 shall be subject to the provisions of any class or series of Shares at the time outstanding.  The receipt by any Person in whose name any Shares are registered on the records of the Trust or by his, her or its duly authorized agent shall be a sufficient discharge for all dividends or other Distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof.

Other than Distributions pursuant to a program or programs by which the Trust voluntarily repurchases shares from its Shareholders or as otherwise set forth in this Declaration, each Shareholder of a class or series of Shares shall be treated the same with respect to Distributions as every other Shareholder of that class or series.

Distributions in respect of any Common Shares will generally be made on all classes of Common Shares at the same time. The per share amount of Distributions on each class of Common Shares will likely differ because of adjustment for class-specific items such as Ongoing Servicing Fees, management fees and performance fees (each as described in the Memorandum). The Trust expects to use the “record share” method of determining the per share amount of Distributions on each class of Common Shares, although the Board may choose any other method. The “record share” method is one of several distribution calculation methods for multiple-class funds recommended, but not required, by the American Institute of Certified Public Accountants. Under this method, the amount to be distributed on Common Shares is increased by the sum of all class-specific Ongoing Servicing Fees, and as applicable, any class-specific management fees and/or class-specific performance fees, for such period. Such amount is divided by the number of Common Shares outstanding on the record date. Such per share amount is reduced for each class of Common Shares by the per share amount of any class-specific Ongoing Servicing Fees, and as applicable, any class-specific management fees and/or class-specific performance fees attributable to such class, if applicable.

Section 5.4.2      At all times that the Trust is not “publicly offered” within the meaning of Section 562(c)(2) of the Code (as determined by the Board), all of the Common Shares shall be entitled to receive a pro rata portion of any gross Distribution in respect of any Common Shares, except that Ongoing Service Fees related solely to a particular class shall be borne by that class and shall be appropriately reflected (in a manner determined by the Board) in the NAV, dividends, Distribution and liquidation rights of the Shares of that class.  Following the time that, and for so long as, the Trust is “publicly offered” within the meaning of Section 562(c)(2) of the Code (as determined by the Board), Distributions shall be permitted in such other relative amounts as are permitted by this Declaration and authorized by the Board.  The Distributions to the Shareholders, including any differences in Distributions between different classes or series, are intended to be made in a manner that does not cause any Distribution by the Trust to be a “preferential dividend” within the meaning of Section 562(c)(1) of the Code (and, in furtherance of the foregoing, it is intended that, for so long as the Trust is not “publicly offered” within the meaning of Section 562(c)(2) of the Code, all Distributions to the Common Shares shall be made pro rata in accordance with the number of Common Shares held except for differences due solely to shareholder services fees actually paid with respect to each class to the extent such differences would be permitted in accordance with the principles of Revenue Procedure 99-40), and this Declaration shall be interpreted in a manner consistent therewith.  In the event that the Board determines that any amendment to this Declaration or other action to adjust the distribution rights set forth in this Declaration is required in order to ensure that Distributions made by the Trust are not “preferential dividends” (including, if applicable, with respect to any Preferred Shares authorized and issued after the date hereof), the Board may make such amendment or take such other action without Shareholder approval.

Section 5.4.3      If the Board determines that consent dividends (within the meaning of Section 565 of the Code) with respect to a taxable year are necessary or appropriate to ensure or maintain the qualification of the Trust as a REIT for U.S. federal income tax purposes; to avoid the imposition of any U.S. federal income or excise tax; or for any other reason, the Board may require the holders of Common Shares and any other Persons to take any and all actions necessary or appropriate under the Code, any regulations promulgated thereunder, any court decision or any administrative interpretations of the U.S. Department of Treasury (including any U.S. Internal Revenue Service forms or other forms) to declare consent dividends sufficient to maintain REIT qualification and avoid U.S. federal income or excise tax or otherwise.

Section 5.4.4      Withholding. Notwithstanding any other provision of this Declaration, the Board may take any action that it determines to be necessary or appropriate to cause the Trust to comply with any withholding requirements established under any U.S. federal, state or local tax law, including withholding amounts from any distribution to be made to any Shareholder. Any amounts required to be withheld under any such law by reason of the status of, or any action or failure to act (other than an action or failure to act pursuant to this Declaration) by, any Shareholder shall be withheld from distributions otherwise to be made to such Shareholder, and, to the extent such amounts exceed such distributions, such Shareholder shall pay the amount of such excess to the Trust in the manner and at the time or times required by the Board. For purposes of this Declaration, any amount withheld from a distribution to a Shareholder and paid to a governmental body shall be treated as if distributed to such Shareholder.

Section 5.5        Voting Rights.  Except as may otherwise be specified in the terms of any class or series of Shares or as provided herein, each Share shall entitle the holder thereof to one vote on each matter upon which holders of Shares are entitled to vote.  Except to the extent that the Trust directly or indirectly owns Shares in a fiduciary capacity, neither the Trust nor any entity of which the Trust is entitled to exercise a majority of the outstanding voting power may vote on any matter, and Shares held by the Trust or any such entity shall not be counted in determining the total number of votes entitled to be cast on any matter or at any time.  Subject to the terms of any class or series of Shares then outstanding limiting or expanding the voting rights of such Shares, Shareholders shall be entitled to vote only on the following matters:

(a)           the removal of a Trustee for Cause and the election of a successor Trustee as provided in ARTICLE VII; provided, that if the Trustee so removed was designated by Fortress pursuant to Section 7.2.1, then Fortress shall have the exclusive right to designate a successor Trustee for election to the Board;

(b)             in the event that there are no Trustees, the election of Trustees;

(c)             the amendment of this Declaration, to the extent provided in Section 11.3;

(d)            the merger, consolidation or conversion of the Trust or the transfer of all or substantially all of its assets, to the extent provided in Section 12.1; and

(e)             such other matters that the Board has submitted to the Shareholders for approval or ratification.

Except with respect to the foregoing matters, no action taken by the Shareholders shall in any way bind the Trust or the Board.  Unless a different proportion is specified in the Certificate of Trust, this Declaration or the Bylaws (and notwithstanding any different proportion of votes that may be specified in the MSTA to approve any matter), the affirmative vote of a plurality of the total votes cast in the election of a Trustee shall be sufficient to elect any Trustee, and the affirmative vote of a majority of the votes cast at a meeting of Shareholders duly called and at which a quorum is present shall be sufficient to approve any other matter that may properly come before the Shareholders at such meeting.  There shall be no requirement to hold an annual meeting of the Shareholders in any year.

Section 5.6         Classified or Reclassified Shares.  Prior to the issuance of classified or reclassified Shares of any class or series the Board shall, without any action by the Shareholders, amend or supplement this Declaration, including any exhibit or schedule thereto, to:  (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number (or an unlimited number) of Shares to be included in the class or series; and (c) set or change, subject to the provisions of ARTICLE VI and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other Distributions, qualifications and terms and conditions of redemption for each such class or series.  Any of the terms of any class or series of Shares set or changed pursuant to this Section 5.6 may be made dependent upon facts or events ascertainable outside this Declaration (including determinations by the Board or other facts or events within the control of the Trust) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in an amendment to this Declaration.

Section 5.7        Certificate of Trust, Declaration and Bylaws.  The rights of all Shareholders and the terms of all Shares are subject to the provisions of the Certificate of Trust, this Declaration and the Bylaws.

Section 5.8       Divisions and Combinations of Shares.  Subject to an express provision to the contrary in the terms of any class or series of Shares hereafter authorized, the Board shall have the power to divide or combine the outstanding Shares of any class or series of Shares, without a vote of Shareholders.  The Board may amend this Declaration, without any action by the Shareholders, to effect any such division or combination of outstanding Shares.

Section 5.9        No Issuance of Share Certificates.  Unless otherwise provided by the Board, the Trust shall not issue share certificates.  A Shareholder’s investment shall be recorded on the books of the Trust.  To Transfer his, her or its Shares, a Shareholder shall submit an executed form to the Trust, which form shall be provided by the Trust upon request.  Such Transfer will also be recorded on the books of the Trust.  Upon issuance or Transfer of Shares, the Trust will provide the Shareholder with information concerning his, her or its rights with regard to such Shares, as required by the Bylaws and the MSTA or other applicable law.  The record books of the Trust as kept by the Trust or any transfer or similar agent, as the case may be, shall be conclusive as to who are the Shareholders of each class and series and as to the number of Shares of each class and series held from time to time by each Shareholder.

Section 5.10       Preemptive Rights and Appraisal Rights; Derivative Claims.  Except as may be provided by the Board in setting the terms of classified or reclassified Common Shares or Preferred Shares pursuant to Section 5.6 or as may otherwise be provided by contract approved by the Board, no Shareholder shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other security that the Trust may issue or sell.  Shareholders shall not be entitled to exercise any appraisal or dissenter’s rights or any rights analogous to those of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL, unless the Board, upon such terms and conditions as may be specified by the Board, shall determine that such rights apply, with respect to all or any classes or series of Shares, to one or more transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.  A Shareholder shall not be entitled to recover a judgement in favor of the Trust, assert a claim in the name of the Trust, or bring any action that is derivative in nature without the approval of the Board.

Section 5.11       Repurchase of Shares.  The Board may establish, from time to time, a program or programs by which the Trust voluntarily repurchases Shares from its Shareholders.

Section 5.12       Distribution Reinvestment Plans.  The Board may establish, from time to time, a Distribution reinvestment plan or plans.

Section 5.13       Status of Shares and Limitation of Personal Liability.  Shares shall be deemed to be personal property giving only the rights provided in this Declaration and the Bylaws.  Every Shareholder by virtue of having become a Shareholder shall be held to have expressly assented and agreed to the terms of this Declaration and the Bylaws and to have become a party hereto and thereto.  The death of a Shareholder during the continuance of the Trust shall not operate to terminate the Trust nor entitle the representative of any deceased Shareholder to an accounting or to take any action in court or elsewhere against the Trust or the Trustees, but only to the rights of said decedent under this Trust.  Ownership of Shares shall not entitle the Shareholder to any title in or to the whole or any part of the Trust Property or right to call for a partition or division of the same or for an accounting, nor shall the ownership of Shares afford Shareholders the status of partners of the Trust.  For the avoidance of doubt, Shareholders shall have no rights, privileges, claims or remedies under any contract or agreement entered into by the Trust with any service provider or other agent to or contractor with the Trust, including any third-party beneficiary rights, except as may be expressly provided in any such contract or agreement.  Neither the Trust nor any Trustee, nor any officer, employee or agent of the Trust, shall have any power to bind personally any Shareholder, nor except as specifically provided herein or in the Bylaws to call upon any Shareholder for the payment of any sum of money or assessment whatsoever other than such as the Shareholder may at any time personally agree to pay.  Each Share, whether or not evidenced by a certificate, shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Maryland Uniform Commercial Code (including Section 8-102(a)(l5) thereof) as in effect and as it may be amended or superseded from time to time, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 or any successor uniform act or law in effect in the State of Maryland from time to time.

Section 5.14      Small Accounts.  The Board may establish, from time to time, one or more minimum account sizes for Shareholder accounts, which may differ within and among any classes or series of Shares, and may impose account fees on (which may be satisfied by involuntarily redeeming the requisite number of Shares in any such account in the amount of such fee), or require the involuntary redemption of Shares held in, those accounts the NAV of which for any reason falls below such established minimum account sizes, or may authorize the Trust to convert any such Shares in such account to Shares of another class or series, or take any other such action with respect to minimum account sizes as may be deemed necessary or appropriate by the Board, in each case upon such terms as shall be established by the Board.

Section 5.15       FCR Management Agreement.  Notwithstanding anything in the FCR Management Agreement or this Declaration to the contrary, for so long as the FCR Management Agreement is in effect, (a) an Adviser Change of Control, (b) any amendment to Section 9 of the FCR Management Agreement that adversely impacts the contract rights of outstanding Class B Common Shares with respect to the payment of management fees or performance fees, and (c) any amendment to Section 10(f) of the FCR Management Agreement, shall, in each case, require the approval of the holders of a majority of the outstanding Class B Common Shares, voting separately as a class.

ARTICLE VI

RESTRICTIONS ON TRANSFER AND OWNERSHIP OF SHARES

Section 6.1         Ownership of Shares.

Section 6.1.1       Ownership Limitations.

(a)             Basic Restrictions.

(i)      During the period commencing on the Initial Date and prior to the Restriction Termination Date, no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Ownership Limit.

(ii)     During the period commencing on the Initial Date and prior to the Restriction Termination Date, no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit (if any) applicable to such Excepted Holder.

(iii)   During the period commencing on the date hereof and prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Trust failing to qualify for taxation as a REIT, including such Beneficial Ownership or Constructive Ownership that would result in the Trust (x) being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or (y) owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust (or its subsidiaries) from such tenant would cause the Trust (or its subsidiaries) to fail to satisfy any of the gross income requirements of Section 856(c) of the Code.

(iv)      Subject to Section 6.4, during the period commencing on the Initial Date and prior to the Restriction Termination Date, notwithstanding any other provisions contained herein, any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of a National Securities Exchange or automated inter-dealer quotation system) that, if effective, would result in Shares being Beneficially Owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(v)       The number and value of the outstanding Shares (or any class or series thereof) held or owned by any Person (including within the meaning of (A) Section 542(a)(2) of the Code as modified by Section 856(h) of the Code, or (B) Section 856(d) of the Code) shall be determined by the Board, which determination shall be conclusive for all purposes.

(b)             Transfer in Trust or Voided Transfer.  If any Transfer of Shares occurs (whether or not such Transfer is the result of a transaction entered into through the facilities of a National Securities Exchange or automated inter-dealer quotation system) which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 6.1.1(a)(i), Section 6.1.1(a)(ii) or Section 6.1.1(a)(iii), as applicable (any such violation, an “Ownership Violation”), then:  (i) that number of Shares, the Beneficial Ownership or Constructive Ownership (as applicable) of which otherwise would cause an Ownership Violation by such Person (rounded upward to the nearest whole share, and such excess shares, as so rounded, the “Excess Shares”), shall be automatically transferred to a Charitable Trust or Charitable Trusts for the benefit of a Charitable Beneficiary, as described in Section 6.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in the Excess Shares; or (ii) if the transfer to the Charitable Trust or Charitable Trusts described in Section 6.1.1(b)(i) would not be effective for any reason to prevent an Ownership Violation, then the Transfer of that number of Shares that otherwise would cause an Ownership Violation by any Person (rounded up to the nearest whole share) shall be void ab initio, in which case the intended transferee shall acquire no rights in the Excess Shares.

To the extent that, upon a transfer of Shares pursuant to this Section 6.1.1(b), a violation of any provision of this ARTICLE VI would nonetheless be continuing (for example where the ownership of Shares by a single Charitable Trust would violate the 100 shareholder requirement applicable to REITs), then Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of this ARTICLE VI.

In determining which Shares are to be transferred to a Charitable Trust in accordance with this Section 6.1.1 and Section 6.2, Shares shall be so transferred to a Charitable Trust in such manner that minimizes the aggregate value of the Shares that are transferred to the Charitable Trust (except to the extent that the Board determines that the Shares transferred to the Charitable Trust shall be those directly or indirectly held or Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Section 6.1.1, and to the extent not inconsistent therewith, on a pro rata basis).

(c)           Cooperation.  The Shareholder that would otherwise constitute a Prohibited Owner absent the application of the provisions of Section 6.1.1(b) shall use best efforts and take all actions necessary or requested by the Trust to cooperate with effecting the actions taken by the Board pursuant to Section 6.1.1(b), including informing the Trust where and by whom any Excess Shares may be held and instructing its agents to cooperate in the prompt implementation and effectuation of the actions so taken by the Board.

Section 6.1.2      Remedies for Breach.  If the Board shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 6.1.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares that would result in a violation of Section 6.1.1 (whether or not such violation is intended), the Board may take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including causing the Trust to redeem Shares, refusing to give effect to such Transfer on the books of the Trust or the Trust’s transfer agent or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer in violation of Section 6.1.1(a) (or other event that results in a violation of Section 6.1.1(a)) shall automatically result in the transfer to a Charitable Trust as described above, or, if applicable, shall be void ab initio as provided above irrespective of any action (or non-action) by the Board.  Such Person shall be liable, for all costs incurred in connection therewith, including the costs and expenses of the Charitable Trustee.  This Section 6.1.2 shall not in any way limit the provisions of Section 6.1.1(b).

Section 6.1.3      Notice of Restricted Transfer.  Any Person that acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 6.1.1(a), or any Person that would have owned Excess Shares, shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, shall give at least 15 days prior written notice to the Trust and provide to the Trust such other information as the Trust may request.

Section 6.1.4      Owners Required to Provide Information.  Every Person that is a Beneficial Owner or Constructive Owner of 5% or more (or such lower percentage as required by the Code) of any series or any class of outstanding Shares at the time of determination, within 30 days after the end of each taxable year and also within three Business Days after a request from the Trust, shall give written notice to the Trust stating the name and address of such owner, the number of Shares Beneficially Owned and (if requested by the Trust) Constructively Owned by it, and a description of the manner in which such Shares are held; provided that a Shareholder that holds Shares as nominee for another Person, which other Person is required to include in gross income the Distributions received on such Shares (an “Actual Owner”), shall give written notice to the Trust stating the name and address of such Actual Owner and the number of Shares of such Actual Owner with respect to which the Shareholder is the nominee.  Each Person that is a Beneficial Owner or Constructive Owner of Shares and each Person (including the Shareholder) that is holding Shares for a Beneficial Owner or Constructive Owner shall provide in writing to the Trust such information as the Trust may request in order to determine the Trust’s qualification for taxation as a REIT and the Trust’s compliance with other applicable laws or requirements of any governmental authority and to comply with the requirements of any taxing authority or other governmental authority or to determine such compliance.

Section 6.1.5       Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this ARTICLE VI (or any definition relevant thereto), the Board shall have the power to determine the application of the provisions of this ARTICLE VI with respect to any situation based on the facts known to it.  In the event this ARTICLE VI requires an action by the Board and this Declaration fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 6.1 or Section 6.2.  Absent a decision to the contrary by the Board (which the Board makes in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 6.1.2) acquired Beneficial Ownership or Constructive Ownership of Shares in violation of Section 6.1.1, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of Shares held by each such Person.

Section 6.1.6       Exceptions.

(a)            Subject to Section 6.1.1(a)(iii), the Board, in its sole discretion, may exempt (prospectively or retroactively) any Person from any of the ownership limitations set forth in Section 6.1.1(a) and establish, increase, or decrease an Excepted Holder Limit for such Person if:  (A) such Person provides to the Board, for the benefit of the Trust, such representations and undertakings, if any, as the Board may, in its sole discretion, determine to be necessary or advisable in order for it to make the determination that the Beneficial Ownership or Constructive Ownership of Shares by such Person in excess of the Ownership Limit will not now or in the future jeopardize the Trust’s ability to qualify for taxation as a REIT under the Code and (B) such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will give rise to the application of the remedies set forth in Section 6.1.1(b) and Section 6.1.2 with respect to Shares held in excess of the Ownership Limit or the Excepted Holder Limit (as may be applicable) with respect to such Person.

(b)            Prior to granting any exception pursuant to Section 6.1.6(a), the Board may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Trust’s qualification for taxation as a REIT.  Notwithstanding the receipt of any ruling or opinion, the Board may impose such conditions or restrictions as it deems necessary, appropriate or desirable in connection with granting such exemption or waiver or creating any Excepted Holder Limit.

(c)            An underwriter or initial purchaser that participates in a public offering, a private placement or a forward sale or distribution of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Ownership Limit or the limitations in Section 6.1.1(a)(i) or (ii), but only to the extent necessary to facilitate such public offering, private placement or forward sale or distribution as determined by the Board.

(d)            The Board may only reduce the Excepted Holder Limit for an Excepted Holder:  (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage that is less than the Aggregate Share Ownership Limit.

Section 6.1.7       Increase or Decrease in Ownership Limit.  Subject to Section 6.1.1(a)(iii), the Board may from time to time increase or decrease the Ownership Limit (or any portion thereof) for one or more Persons and increase or decrease the Ownership Limit (or any portion thereof) for all other Persons; provided, however, that (i) any such decreased Ownership Limit (or portion thereof) will not be effective for any Person whose ownership in Shares is in excess of the decreased Ownership Limit (or portion thereof) until such time as such Person’s ownership in Shares equals or falls below the decreased Ownership Limit (or such decreased portion thereof), but any further Transfers of any Shares resulting in such Person’s Beneficial Ownership or Constructive Ownership thereof creating an increased excess over the decreased Ownership Limit (or portion thereof) will be in violation of the decreased Ownership Limit (or portion thereof); and (ii) any new Ownership Limit (or portion thereof) would not result in the Trust being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) if five unrelated individuals were to Beneficially Own the five largest amounts of Shares permitted to be Beneficially Owned under such new Ownership Limit, taking into account clause (i) of this proviso permitting ownership in excess of the decreased Ownership Limit (or portion thereof) in certain cases.

Section 6.2          Transfer of Shares.

Section 6.2.1      Ownership in Charitable Trust.  Upon any purported Transfer or other event described in Section 6.1.1(b) that results in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee or trustees, as applicable, of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries (except to the extent otherwise provided in Section 6.2.5).  Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 6.1.1(b).  Any Charitable Trustee shall be appointed by the Trust and shall be a Person meeting the qualifications set forth in the definition thereof.  Each Charitable Beneficiary shall be designated by the Trust as provided in Section 6.2.7.

Section 6.2.2      Status of Shares Held by a Charitable Trustee.  Shares held in trust by a Charitable Trustee shall be issued and outstanding Shares of the Trust.  Except to the extent otherwise provided in this Section 6.2, the Prohibited Owner shall:

(a)             have no rights in the Shares held in trust by the Charitable Trustee;

(b)             not benefit economically from ownership of any Shares or other property held in trust by the Charitable Trustee;

(c)             have no rights to dividends or other Distributions with respect to Shares held in trust by the Charitable Trustee;

(d)            not possess any rights to vote or other rights attributable to the Shares held in trust by the Charitable Trustee; and

(e)            have no claim, cause of action or other recourse whatsoever against the purported transferor of such Shares held in trust by the Charitable Trustee.

Section 6.2.3      Dividend and Voting Rights.  The Charitable Trustee shall have all voting rights and rights to dividends or other Distributions with respect to Shares held in trust by the Charitable Trustee, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary (except to the extent otherwise provided in Section 6.2.5).  Any dividend or other Distribution paid with respect to any Shares which constituted Excess Shares at such time and prior to the discovery by the Trust that the Shares have been transferred to the Charitable Trustee shall be paid by the Prohibited Owner to the Charitable Trustee upon demand and any dividend or other Distribution authorized but unpaid with respect to such Shares shall be paid when due to the Charitable Trustee.  Any dividends or other Distributions so paid to the Charitable Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares held in trust by the Charitable Trustee and, effective as of the date that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s discretion) (a) to rescind as void any vote cast by a Prohibited Owner with respect to such Shares at any time such Shares constituted Excess Shares with respect to such Prohibited Owner and (b) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible action, as determined by the Board, then the Charitable Trustee shall not have the power to rescind and recast such vote.  Notwithstanding the provisions of this ARTICLE VI, until the Trust has received notification that Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of Shareholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of Shareholders.

Section 6.2.4       Rights upon Liquidation.  Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Trust, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Shares of the class or series of Shares that is held in trust by the Charitable Trustee, that portion of the assets of the Trust available for distribution to the holders of such class or series (determined based upon the ratio that the number of shares of such class or series of Shares held in trust by the Charitable Trustee bears to the total number of shares of such class or series of Shares then outstanding).  The Charitable Trustee shall distribute any such assets received in respect of the Shares held in trust by the Charitable Trustee in any liquidation, dissolution or winding up or distribution of the assets of the Trust, in accordance with Section 6.2.5.

Section 6.2.5       Sale of Shares by Charitable Trustee.  Unless otherwise directed by the Board, as soon as reasonably practicable after receiving notice from the Trust that Shares have been transferred to the Charitable Trust (and no later than 20 days after receiving notice in the case of Shares that are listed or admitted to trading on any National Securities Exchange), the Charitable Trustee shall sell the Shares held in trust by the Charitable Trustee (together with the right to receive dividends or other Distributions with respect to such Shares as to any Shares transferred to the Charitable Trustee as a result of the operation of Section 6.1.1(b)) to a Person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 6.1.1(a).  Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate.  Upon any such sale, the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.2.5.  A Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to become Excess Shares (for example, in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to become Excess Shares and (b) the proceeds received by the Charitable Trustee (net of any expenses of the Charitable Trustee and the Trust) from the sale or other disposition of the Shares held in trust by the Charitable Trustee.  The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends or other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 6.2.3.  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be paid to the Charitable Beneficiary, less the costs and expenses of the Charitable Trustee and the Trust.  If, prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (a) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (b) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.2.5, such excess shall be paid promptly to the Charitable Trustee upon demand.

Section 6.2.6      Trust’s Purchase Right in Excess Shares.  Notwithstanding any transfer of Excess Shares to a Charitable Trust pursuant to this ARTICLE VI, Excess Shares shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in such Shares becoming Excess Shares (or, if the Prohibited Owner did not give value for such Shares, such as in the case of a gift, devise or other such transaction, the Market Price per Share on the day of the event causing the Shares to become Excess Shares) and (b) the Market Price per share on the date the Trust, or its designee, accepts such offer.  The Trust may reduce the amount payable to the Prohibited Owner by the amount of dividends and Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 6.2.3.  The Trust may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary.  The Trust shall have the right to accept such offer until the Charitable Trustee, if any, has sold the Shares held in trust by the Charitable Trustee, if any, pursuant to Section 6.2.5.  Upon such a sale to the Trust, if a Charitable Trust has been established pursuant to this ARTICLE VI, the interest of the Charitable Beneficiary in the Shares sold shall terminate.  The Charitable Trustee shall distribute the net proceeds of the sale in accordance with Section 6.2.5.

Section 6.2.7       Designation of Charitable Beneficiaries.  By written notice to the Charitable Trustee, the Trust shall designate from time to time one or more Charitable Beneficiaries of the Charitable Trust such that Shares held in trust by the Charitable Trustee would not violate the restrictions set forth in Section 6.1.1(a) in the hands of such Charitable Beneficiary.  The Charitable Beneficiary shall not obtain any enforceable right to the Charitable Trust or any of its trust corpus until so designated and thereafter any such rights remain subject to the provisions of this ARTICLE VI, including Section 6.3.  Neither the failure of the Trust to make such designation nor the failure of the Trust to appoint the Charitable Trustee before the automatic transfer provided for in Section 6.1.1(b) shall make such transfer ineffective, provided that the Trust thereafter makes such designation and appointment.  The Trust may, in its sole discretion, designate a substitute or additional nonprofit organization as the Charitable Beneficiary at any time and for any or no reason.  Any determination by the Trust with respect to the application of this ARTICLE VI shall be binding on each Charitable Beneficiary.

Section 6.3      Retroactive Changes.  Notwithstanding any other provisions of this ARTICLE VI, the Board is authorized and empowered to retroactively amend, alter or repeal any rights which the Charitable Trust, the Charitable Trustee or the Charitable Beneficiary may have under this ARTICLE VI, including, granting retroactive Excepted Holder status to any otherwise Prohibited Owner, with the effect of any transfer of Excess Shares to a Charitable Trust being fully and retroactively revoked; provided, however, that the Board shall not have the authority or power to retroactively amend, alter or repeal any obligations to pay amounts incurred prior to such time and owed or payable to the Charitable Trustee.

Section 6.4         Transactions on a National Securities Exchange.  Nothing in this ARTICLE VI shall preclude the settlement of any transaction entered into through the facilities of a National Securities Exchange or any automated inter-dealer quotation system.  The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this ARTICLE VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this ARTICLE VI.

Section 6.5        Authority and Enforcement.  The Board shall have all power and authority necessary or advisable to implement the provisions of this ARTICLE VI.  The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this ARTICLE VI.  Nothing contained in this ARTICLE VI shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders in preserving the Trust’s qualification for taxation as a REIT.

Section 6.6          Non-Waiver.  No delay or failure on the part of the Trust or the Board in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board, as the case may be, except to the extent specifically waived in writing.

Section 6.7        Enforceability.  If any of the restrictions on Transfer of Shares contained in this ARTICLE VI are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then, to the maximum extent permitted by law, the Prohibited Owner may be deemed, at the option of the Trust, to have acted as an agent of the Trust in acquiring such Shares and to hold such Shares on behalf of the Trust.

Section 6.8         Continued Effect.  The provisions of this ARTICLE VI shall continue in full force and effect indefinitely, regardless of whether or not the Trust qualifies as a REIT.

Section 6.9         Legend.  Each certificate for Shares, if any, shall bear a legend describing the restrictions on transferability of Shares contained herein or, instead of a legend, the certificate may state that the Trust will furnish a full statement about certain restrictions on transferability to a Shareholder on request and without charge.

ARTICLE VII

BOARD OF TRUSTEES

Section 7.1         Number of Trustees; Term.

Section 7.1.1      The business and affairs of the Trust shall be managed under the direction of the Board.  The number of Trustees of the Trust (collectively, the “Trustees” and each, a “Trustee”) shall be set by resolution of the Board from time to time, which number may be increased or decreased from time to time by further resolution of the Board in accordance with the Bylaws; provided, that a decrease may not shorten the term of any incumbent Trustee.  The names of the current Trustees who shall serve until their resignation, removal, death or adjudication of legal incompetence or until the election and qualification of their successor are:

Joshua Pack
Timothy Sloan
David Saeta
James B. Perry
David Weber

Section 7.1.2    Trustees shall serve until their resignation, removal, death or adjudication of legal incompetence or until the election and qualification of their successor.

Section 7.2         Vacancies; Removal; Fortress Designation.

Section 7.2.1      Subject to Section 7.2.2, if for any reason a Trustee ceases to serve as a Trustee, his, her or its successor shall be elected by a majority of the remaining Trustees, even if the remaining Trustees do not constitute a quorum; provided, that if the Trustee that ceases to serve as a Trustee is an Independent Trustee, the successor to such Trustee shall be an Independent Trustee and shall be elected by a majority of the remaining Independent Trustees, or if none, then the remaining Trustees.  Notwithstanding anything in this Declaration or the Bylaws to the contrary, for so long as Fortress or its Affiliate acts as Adviser to the Trust, Fortress shall have the right to designate a number of Trustees for election to the Board, which number shall initially be two (each, a “Fortress Designee”); provided, that if the number of Trustees constituting the Board is increased or decreased pursuant to this Declaration or the Bylaws, the number of Fortress Designees shall be increased or decreased proportionately (but in no event shall the number of Fortress Designees (a) equal or exceed 50% of the total size of the Board or (b) be less than one).  Furthermore, the Board shall consult with Fortress in connection with filling of any vacancies created by the removal, resignation, retirement or death of any Trustee (other than in connection with a removal by Shareholders in accordance with Section 7.2.2).  Except in the case of removal for “Cause” as set forth in Section 7.2.2, or in the event that there are no Trustees, the Shareholders do not have the right to nominate or elect Trustees.

Section 7.2.2      Shareholders have the power, without the concurrence of the Trustees, to remove a Trustee from the Board but only for Cause, and only by the affirmative vote of two-thirds (2/3) of the Shares entitled to vote on the matter as set forth in Section 5.5.  In addition, any Trustee may be removed, at any time, but only for Cause, by written instrument, signed by a majority of the Trustees, specifying the date when such removal shall become effective.  As used in this Section 7.2.2, “Cause” shall mean, with respect to any particular Trustee, conviction of (or plea of guilty or no contest to) a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Trust through bad faith or active and deliberate dishonesty.  A vacancy on the Board resulting from removal by the Shareholders may be filled only by the Shareholders in the manner set forth in Section 5.5.

Section 7.3       Resignation.  Any Trustee may resign or retire as a Trustee by an instrument in writing signed by such Trustee and delivered to the secretary of the Trust (including by electronic transmission), and such resignation or retirement shall be effective upon such delivery, or at a later date according to the terms of the instrument.  A Trustee judged incompetent or for whom a guardian or conservator has been appointed shall be deemed to have resigned as of the date of such adjudication or appointment.

Section 7.4       Effect of Death, Resignation, etc. of a Trustee.  The death, resignation, retirement, removal, disqualification or incapacity of the Trustees, or any one of them, shall not operate to annul the Trust or to revoke any existing agency created pursuant to the terms of this Declaration.  Until vacancies are filled, the remaining Trustee or Trustees may exercise the powers of the Trustees hereunder.

Section 7.5         Powers.

Section 7.5.1    Subject to any express limitations contained in the MSTA, the Certificate of Trust, this Declaration, the Bylaws or any non-waivable provision of applicable law, (a) the business and affairs of the Trust shall be managed under the direction of the Board, (b) the Board shall have full, exclusive and absolute power, control and authority over the business and affairs of the Trust and assets of the Trust, and no Shareholder shall have any right to participate in or exercise control or management power over the business and affairs of the Trust and (c) the Board shall have the exclusive power to take or authorize any action within the powers of the Trust under the MSTA, the Certificate of Trust, this Declaration and the Bylaws, including the power to authorize or approve any action that would otherwise require the approval of one or more Shareholders under the MSTA.  The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust.  This Declaration shall be construed with the presumption in favor of the grant of power and authority to the Board.  The enumeration and definition of particular powers of the Trustees included in this Declaration or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board under the general laws of the State of Maryland or any other applicable laws.  Any determination regarding any matter within the powers of the Board or any construction of the Certificate of Trust, this Declaration or the Bylaws (including any construction of the Certificate of Trust or this Declaration regarding the scope of the powers of the Board) made in good faith by the Board shall be final, conclusive and binding upon the Trust and the Shareholders.

Section 7.5.2      Without limiting the foregoing, the Board, without any action by or approval of the Shareholders, shall have and may exercise, on behalf of the Trust, the power to: (a) adopt, amend and repeal the Bylaws, which may contain any provisions not inconsistent with the MSTA, the Certificate of Trust or this Declaration; (b) elect or appoint officers or other agents of the Trust in the manner provided in the Bylaws; (c) solicit proxies from Shareholders; (d) authorize the issuance of Shares in one or more classes and series; (e) authorize the declaration and payment of distributions; (f) cause the Trust to elect to qualify as a REIT and take such actions as may be necessary or appropriate to maintain such qualification; (g) cause the Trust to cease to qualify, or attempt to qualify, as a REIT; (h) determine that compliance with any restriction or limitation on ownership or Transfer of Shares set forth in ARTICLE VI of this Declaration is no longer required for the Trust to qualify as a REIT; and (i) do any other act and authorize the Trust to do any other act or enter into any agreement or other document necessary or appropriate to exercise the powers or effectuate the purposes of the Trust.

Section 7.5.3       Any action to be taken by the Board may be taken within or without the State of Maryland.

Section 7.6      Determinations by Board.  The determination as to any of the following matters by or pursuant to the direction of the Board and consistent with this Declaration, shall be final and conclusive and shall be binding upon the Trust and every Shareholder: the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other Distributions to the Shareholders; the amount of paid‑in surplus, net assets, other surplus, annual or other cash flow, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Certificate of Trust or this Declaration (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other Distributions, qualifications or terms or conditions of redemption of any class or series of Shares) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares; the number of outstanding Shares at any time or from time to time; the NAV of the Trust allocable to any class or series of Shares; any matter relating to the acquisition, holding or disposition of any assets by the Trust; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of Trustees, officers, employees or agents of the Trust; or any other matter relating to the business and affairs of the Trust or required or permitted by law, this Declaration or otherwise to be determined by the Board.

Section 7.7         Committees.  The Board may establish such committees as it deems appropriate, in its sole discretion; provided, that the majority of the members of each committee are Independent Trustees.

Section 7.8         REIT Qualification.  If the Trust elects or intends to elect to qualify for federal income tax treatment as a REIT, the Board shall use its reasonable best efforts to take such actions as it determines are necessary or appropriate to preserve the status of the Trust as a REIT; however, if the Board determines that it is no longer in the best interests of the Trust to attempt to, or continue to qualify as a REIT, the Board may revoke or otherwise terminate the Trust’s REIT election pursuant to Section 856(g) of the Code.  The Board also may determine that compliance with any restriction or limitation on share ownership and Transfers set forth in ARTICLE VI is no longer required for REIT qualification.

Section 7.9        Legal Title.  Legal title to all of the Trust Property shall at all times be vested in the Trust as a separate legal entity, except that the Board may cause legal title to any Trust Property to be held by, or in the name of one or more of the Trustees acting for and on behalf of the Trust, or in the name of any person as nominee acting for and on behalf of the Trust.  No Shareholder shall be deemed to have a severable ownership interest in any individual asset of the Trust, or any right of partition or possession thereof, but each Shareholder shall have, except as otherwise provided for herein, a proportionate, undivided beneficial interest in the Trust.  The Trust, or at the determination of the Board, one or more of the Trustees or a nominee acting for and on behalf of the Trust, shall be deemed to hold legal title and beneficial ownership of any income earned on securities of the Trust issued by any business entities formed, organized, or existing under the laws of any jurisdiction, including the laws of any foreign country.  In the event that title to any part of the Trust Property is vested in one or more Trustees, the right, title and interest of the Trustees in the Trust Property shall vest automatically in each person who may hereafter become a Trustee upon his, her or its due election and qualification.  Upon the resignation, death or incapacity of a Trustee, he, she, or it shall automatically cease to have any right, title or interest in any of the Trust Property, and the right, title and interest of such Trustee in the Trust Property shall vest automatically in the remaining Trustees.  To the extent permitted by law, such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered.

Section 7.10      ERISA Matters.  Notwithstanding any other provision of this Declaration, the Board is authorized to take any action or refrain from taking any action which in its judgment is necessary or desirable to prevent the Trust or any of its assets from being deemed to constitute Plan Assets of any Benefit Plan Investor.

Section 7.11        Consent for Certain Actions.

7.11.1       The Board, without any action by the Shareholders, shall have and may exercise, on behalf of the Trust, without limitation, the power to provide the requisite consent in connection with (i) approvals required under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), including any approvals required under Section 206(3) thereof, or (ii) subject to Section 5.15, any consent to a transaction that would result in any “assignment” (within the meaning of the Investment Advisers Act) with respect to the Adviser, and such approval shall constitute consent of the Shareholders and the Trust for purposes of the Investment Advisers Act.  Such consent of the Board may be provided by the vote of a majority of Trustees (including a majority of Independent Trustees).  Each Shareholder agrees that, with respect to any Board consent sought by Fortress or its Affiliates relating to any Adviser Agreement, or the arrangements contemplated thereby, such consent shall be binding upon the Trust and each Shareholder. Each Shareholder further agrees that any such consent alternatively may be granted by consent of the Board and, subject to Section 5.15, Shareholders entitled to cast a majority of the votes entitled to be cast on the matter.  Notwithstanding anything to the contrary in this Declaration, if (A) the Board waives any conflict of interest or duty of the Adviser or (B) the Adviser acts in a manner, or pursuant to the standards and procedures, consented to by the Board with respect to a conflict of interest, then, in each case, the Adviser and its Affiliates shall not be in breach of any such duty or this Declaration and shall not have any liability to the Trust or the Shareholders for such actions taken in good faith by them.

Without limiting Section 5.15, for purposes of obtaining any required approval or consent under the Investment Advisers Act with respect to a transaction that would result in any “assignment” (within the meaning of the Investment Advisers Act) with respect to the Adviser or any other investment advisory affiliate of the Adviser, Fortress or its Affiliates may request such approval or consent and require a response within a specified reasonable time period (which shall not be less than 45 days), and failure by a Shareholder to respond within such time period shall be deemed to constitute such Shareholder’s approval or consent.

ARTICLE VIII

ADVISER

Section 8.1        Appointment of Adviser.  The Board is responsible for setting the general policies of the Trust and for the general supervision of its business conducted by officers, agents, employees, advisors or independent contractors of the Trust.  However, the Board is not required personally to conduct the business of the Trust, and it may (but need not) appoint, employ or contract with any Person (including a Person that is an Affiliate of any Trustee) as an Adviser and may grant or delegate such authority to the Adviser as the Board may, in its sole discretion, deem necessary or desirable.  The term of retention of any Adviser shall be determined by a majority of the Board (including a majority of the Independent Trustees).

Section 8.2         Supervision of Adviser.  The Board shall review and evaluate the qualifications of the Adviser before entering into, and shall evaluate the performance of the Adviser before renewing, any Adviser Agreements, and the criteria used in such evaluation shall be reflected in the minutes of the meetings of the Board.  The Board may exercise broad discretion in allowing the Adviser to administer and regulate the operations and investment activities of the Trust, to act as agent for the Trust, to execute documents on behalf of the Trust and to make executive decisions that conform to general policies and principles established by the Board.  The Board shall monitor the Adviser to assure that the administrative procedures, operations and programs of the Trust are in the best interests of the Trust and are fulfilled.  The Independent Trustees are responsible for reviewing the performance of the Adviser and approving the compensation paid to the Adviser and its Affiliates.  The Independent Trustees may also consider all other factors that they deem relevant, and the findings of the Independent Trustees on each of the factors considered shall be recorded in the minutes of the Board.  The Board shall determine whether any successor Adviser possesses sufficient qualifications to perform the advisory function for the Trust and whether the compensation provided for in its contract with the Trust is justified.

ARTICLE IX

INVESTMENT POLICIES AND LIMITATIONS

Section 9.1        Review of Investment Policies.  The Board shall establish written policies on investments and borrowing.  The Board may revise these policies or establish further written policies on investments and borrowings and shall monitor the administrative procedures, investment operations and performance of the Trust to assure that such policies are carried out.  The Board, including a majority of the Independent Trustees, may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Trust as it shall deem appropriate in its sole discretion.

Section 9.2        Right of Inspection.  Shareholders may, upon reasonable notice and during usual business hours, inspect and copy this Declaration and the Bylaws and all amendments thereto, minutes of the proceedings of the Shareholders, the annual statement of affairs of the Trust and any voting trust agreements on file at the Adviser’s principal office.

ARTICLE X

DUTIES, LIABILITY LIMITATION, INDEMNIFICATION, AND IMPACT OF CORPORATE LAW

Section 10.1       Duties.  The duties of the Trustees shall be as expressly provided by this Declaration.  To the maximum extent permitted by the MSTA, no Trustee shall have (or be deemed to have) any duties, fiduciary or otherwise, to the Trust, any Shareholder, any other Trustee or any other Person, except that each Trustee shall have a duty to perform his or her obligations as a Trustee under the MSTA, this Declaration and the Bylaws in good faith.  A Trustee’s act, or failure to act, shall be presumed to satisfy the standards set forth in the preceding sentence.  The provisions of this Declaration, to the extent that they restrict or otherwise limit the duties and liabilities of the Trustees otherwise existing under applicable law are agreed by the parties hereto to replace such other duties and liabilities of the Trustees.

Section 10.2      Limitation of Liability.

Section 10.2.1    Limitation of Shareholder Liability.  No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his, her or its being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person by reason of their being a Shareholder.

Section 10.2.2   Limitation of Trustee and Officer Liability.  The Trustees shall not be responsible or liable in any event for any neglect or wrongdoing of any officer, agent, employee, adviser, sub-adviser, manager or underwriter of the Trust, nor shall any Trustee be responsible for the act or omission of any other Trustee.  To the maximum extent Maryland law in effect from time to time permits the limitation of liability of trustees and officers of a statutory trust, no present or former Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages.  Neither the amendment nor repeal of this Section 10.2.2, nor the adoption or amendment of any other provision of this Declaration inconsistent with this Section 10.2.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.  Every note, bond, contract, instrument, certificate, Share or undertaking and every other act or thing whatsoever executed or done by or on behalf of the Trust or the Trustees or any of them in connection with the Trust shall be conclusively deemed to have been executed or done only in or with respect to his or her capacity as Trustees or Trustee, and such Trustees or Trustee shall not be personally liable thereon.

Section 10.3       Indemnification.

Section 10.3.1    Indemnification of Trustees, Officers, Adviser, etc.  To the maximum extent to which indemnification of any director, officer, employee or agent of a corporation is permitted by the MGCL, the Trust shall indemnify each present and former Trustee and officer (including persons who serve at the Trust’s request as directors, officers or trustees of another organization in which the Trust has any interest as a shareholder, creditor or otherwise) and the Adviser and its officers, managers, partners, agents, employees, controlling persons, members and Affiliates (each of the foregoing hereinafter referred to as a “Covered Person”) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such Person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a Covered Person, except, in the case of a Covered Person that is the Adviser or any its officers, managers, partners, agents, employees, controlling persons, members or Affiliates, in each case, in his, her or its capacity as such, with respect to any matter as to which such Covered Person shall have been finally adjudicated in a decision on the merits in any such action, suit or other proceeding to have engaged in Disabling Conduct.  Expenses, including counsel fees incurred by any such Covered Person, shall, without requiring a preliminary determination of ultimate entitlement to indemnification, be paid from time to time by the Trust in advance of the final disposition of any such action, suit or proceeding upon receipt of (i) a written affirmation by the Covered Person of the Covered Person’s good faith belief that the Covered Person has met the applicable standard of conduct for indemnification by the Trust pursuant to this ARTICLE X and (ii) a written undertaking by or on behalf of such Covered Person to repay amounts so paid by the Trust if it is ultimately determined that indemnification of such expenses is not authorized under this ARTICLE X.  Notwithstanding the foregoing, the Trust shall not be required to indemnify or advance funds to any Covered Person entitled to indemnification hereunder (x) with respect to any action initiated or brought voluntarily by such Covered Person (and not by way of defense) unless approved or authorized by the Board or incurred to establish such Covered Person’s right to indemnification hereunder, or (y) in connection with any claim with respect to which such Covered Person is found to be liable to the Trust.

The Trust may, with the approval of the Board, provide or obligate itself to provide such indemnification or payment or reimbursement of expenses to any Person that served a predecessor of the Trust as a Covered Person or any employee or agent of the Trust or any predecessor of the Trust.  Except that no preliminary determination of the ultimate entitlement to indemnification shall be required for the payment or reimbursement of expenses, any indemnification or payment or reimbursement of the expenses permitted by this Declaration shall be furnished in accordance with the procedures provided for indemnification or advance or reimbursement of expenses, as the case may be, under Section 2-418 of the MGCL for directors of Maryland corporations.

Neither the amendment nor repeal of this ARTICLE X, nor the adoption or amendment of any other provision of this Declaration inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.  The rights to indemnification and advance of expenses provided by this Declaration shall vest immediately upon a Person becoming a Covered Person.

Section 10.3.2     Indemnification Not Exclusive.  The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled.  As used in this ARTICLE X, the term “Covered Person” shall include such person’s heirs, executors and administrators.  Nothing contained in this ARTICLE X shall affect any rights to indemnification to which personnel of the Trust, other than Trustees and officers, and other Persons may be entitled by contract or otherwise under law, nor the power of the Trust to purchase and maintain liability insurance on behalf of such Person; provided, however, that the Trust shall not purchase or maintain any such liability insurance in contravention of applicable law.

Section 10.4       General Corporation Law.  To the fullest extent permitted by applicable law, the establishment of Trustees limitation of liability as set forth in Section 10.2.2 and the providing of indemnity or contracting with related parties described in this ARTICLE X in accordance with terms and procedures not materially less favorable to the Trust than the maximum discretion and maximum indemnification permitted by the MGCL (as in effect at the time such provision was adopted or such contract or transaction was entered into or as it may thereafter be in effect) shall be deemed to have satisfied the criteria set forth in this ARTICLE X; but nothing herein is intended to require that the terms and procedures established by the MGCL shall be required to limit liability, to provide indemnification or for contracting as set forth in this ARTICLE X.

Section 10.5       Right of Trustees, Officers, Employees and Agents to Own Shares or Other Property and to Engage in Other Business.  Subject to any restrictions which may be adopted by the Trustees in the Bylaws or otherwise, the Adviser and each of its Affiliates and each Trustee and officer of the Trust may acquire, own, hold and dispose of Shares in the Trust, for their individual account, and may exercise all rights of a Shareholder to the same extent and in the same manner as if they were not the Adviser or its Affiliate or a Trustee or officer of the Trust.  The Adviser and each of its Affiliates and each Trustee and officer of the Trust may, in their personal capacity or in the capacity of trustee, officer, director, equityholder, partner, member, advisor or employee of any Person or otherwise, have business interests and engage in business activities similar to or in addition to those relating to the Trust, which interests and activities may be similar to and competitive with (or complimentary to) those of the Trust and may include the investing in securities of real estate or other companies or in other interests in Persons engaged in real estate or other businesses.  The Adviser and each of its Affiliates and each Trustee and officer of the Trust shall be free of any obligation to present to the Trust any business opportunity which comes to them, even if such opportunity is of a character which, if presented to the Trust, could be taken by the Trust, and the Trust hereby renounces any interest or expectancy in any such opportunity.  The Adviser and each of its Affiliates and each Trustee and officer of the Trust may be interested as a trustee, officer, director, equityholder, partner, member, advisor or employee of, or otherwise have a direct or indirect interest in:  (a) any Person who may be engaged to render advice or services to the Trust, (b) any Person in which the Trust has invested or may invest, (c) any Person from which the Trust has purchased or may purchase securities or other property and (d) any Person to which the Trust has sold or may sell securities or other property; and the Adviser and each of its Affiliates and each Trustee and officer of the Trust may receive compensation from such other Person as well as compensation from the Trust.  None of these activities shall be deemed to conflict with any applicable duties or powers as the Adviser or its Affiliate or as a Trustee or officer of the Trust.

Section 10.6      Trustees, Shareholders, etc. Not Personally Liable.  All Persons extending credit to, contracting with or having any claim against the Trust or a particular series or class of Shares shall look only to the assets of the Trust or the assets of that particular series or class of Shares for payment under such credit, contract or claim; and neither the Shareholders nor the Trustees, nor any of the Trust’s officers, employees or agents, whether past, present or future, shall be personally liable therefor.

Section 10.7     Trustees and Officers Good Faith Action, Expert Advice, No Bond or Surety.  The exercise by the Trustees of their powers and discretions hereunder shall be binding upon everyone interested.  A Trustee or officer shall not be liable for errors of judgment or mistakes of fact or law.  The Trustees or officers may take advice of counsel or other experts with respect to the meaning and operation of this Declaration, and shall be under no liability for any act or omission in accordance with such advice or for failing to follow such advice.  The Trustees and officers shall not be required to give any bond as such, nor any surety if a bond is required.

Section 10.8       Liability of Third Persons Dealing with Trustees.  No Person dealing with the Trustees shall be bound to make any inquiry concerning the validity of any transaction made or to be made by the Trustees or to see to the application of any payments made or property transferred to the Trust or upon its order.

Section 10.9      Interested Trustee Transactions.  Subject to any express restrictions in the Certificate of Trust or this Declaration or adopted by the Board, the Trust may enter into any contract or transaction of any kind, including for the purchase or sale of property or for any type of services, including those in connection with the offer or sale of securities of the Trust, with any Person, including any Covered Person or employee or agent of the Trust or any Person Affiliated with a Covered Person or employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.  The procedures and presumptions set forth in Section 2-419 of the MGCL shall be available for and apply to any contract or other transaction between the Trust and any of its Trustees or between the Trust and any other trust, corporation, firm or other legal entity in which any of its Trustees is a trustee or director, or has a material financial interest.

ARTICLE XI

AMENDMENTS

Section 11.1       General.  The Trust reserves the right from time to time to make any amendment to the Certificate of Trust or this Declaration now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Declaration, of any outstanding Shares.  The Certificate of Trust or this Declaration may be amended only as provided in this ARTICLE XI.  The merger or consolidation of the Trust with another Person, the conversion of the Trust, the dissolution of the Trust or any other transaction between the Trust and another Person in which the Trust does not survive as a separate entity shall not be considered an amendment to this Declaration for purposes of this ARTICLE XI.  Anyone dealing with the Trust may rely on a certificate by an officer of the Trust as to whether or not any such amendments have been made and as to any matters in connection with the Trust hereunder; and, with the same effect as if it were the original, may rely on a copy certified by an officer of the Trust to be a copy of this instrument or of any such amendments.

Section 11.2      By Board.  Except as expressly provided in the Certificate of Trust, Section 11.3 or in the terms of any class or series of Shares, this Declaration may be amended by the Board, without any action by the Shareholders.  Except as may otherwise be expressly provided in the Certificate of Trust, the Certificate of Trust may be amended only by the Board, without any action or approval by the Shareholders, including, but not limited to, amendments for clarity, that cure any ambiguity, or cure, correct or supplement any defective provision contained herein, or that add or change any other provisions with respect to matters or questions arising under this Declaration as the Board may deem necessary or desirable and that the Board determines does not materially and adversely affect the contract rights of outstanding Shares.

Section 11.3        By Shareholders.

Amendments to this Declaration that the Board determines would, viewed as a whole, materially and adversely affect the contract rights of outstanding Shares, but excluding amendments of the type specified in (a) this Declaration as expressly not requiring any action or approval by the Shareholders or (b) Section 2-605 of the MGCL (any and all of which shall not require approval of any Shareholder), must be approved by the Board and Shareholders entitled to cast a majority of the votes entitled to be cast on the matter.

Any (i) amendment to this Declaration that disproportionately and adversely impacts the contract rights of outstanding Class B Common Shares as compared to other classes of Common Shares or (ii) amendment to Section 5.15 or Section 13.2.2 of this Declaration, but in each case excluding amendments of the type specified in (a) this Declaration as expressly not requiring any action or approval by the Shareholders or (b) Section 2-605 of the MGCL (any and all of which shall not require approval of any Shareholder), must be approved by the Board and the holders of a majority of the outstanding Class B Common Shares, voting separately as a class.

ARTICLE XII

MERGER, CONSOLIDATION OR SALE OF TRUST PROPERTY; CONVERSION EVENT

Section 12.1       The Trust may (a) merge with or into or convert into another entity, (b) consolidate with one or more other entities into a new entity or (c) transfer all or substantially all of its assets to another person.  Subject to the terms of any class or series of Shares at the time outstanding, any such action must be approved by the Board and, unless such action (i) could be taken by a Maryland corporation without the approval of its Shareholders pursuant to Subtitle 1 of Title 3 of the MGCL, (ii) is taken in connection with an internal restructuring transaction (including the conversion of the Trust into another type of legal entity), as determined by the Board in its sole discretion, or (iii) is in connection with a Conversion Event (as defined below), as determined by the Board in its sole discretion, by Shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter.  Notwithstanding the foregoing, a transfer of all or substantially all of the Trust’s assets to another Person in connection with a dissolution of the Trust as approved by the Board pursuant to Section 13.2 of this Declaration shall not require the approval of the Shareholders.

Section 12.2     The Board may determine, in its sole discretion and without any action by the Shareholders, that the Trust will (a) conduct a public offering as a non-listed REIT subject to the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association on May 7, 2007, as amended, or (b) undertake a Listing.  In connection with such determination and the conduct of such public offering or Listing, as applicable, the Board may cause the Trust to (i) merge with or into or convert into another entity, (ii) consolidate with one or more entities into a new entity, (iii) transfer all or substantially all of its assets to another entity or (iv) amend this Declaration and the Bylaws (in each case, a “Conversion Event”).  Notwithstanding any other provision of this Declaration, the Board may take all actions that are required to effect a Conversion Event without any action by the Shareholders.

ARTICLE XIII

DURATION OF TRUST; DISSOLUTION, WINDING UP AND TERMINATION

Section 13.1       Duration of Trust.  The Trust shall continue perpetually unless dissolved pursuant to Section 13.2 of this ARTICLE XIII or pursuant to the applicable provisions of the MSTA.  No Shareholder or other Person shall have any right to petition a court for judicial dissolution of the Trust.

Section 13.2       Dissolution, Winding Up and Termination.

Section 13.2.1     Subject to the terms of any class or series of Shares at the time outstanding, the Trust may be dissolved and its affairs wound up, and its existence terminated in such manner and time as the Board may determine, with the approval of the Board and without Shareholder approval.

Section 13.2.2    Notwithstanding the foregoing, if the Trust has not raised $300 million or more in gross proceeds from subscriptions in the Offering (including uncalled commitments pursuant to binding subscription agreements whereby the Trust has the right to draw down an investor’s subscription at one or more closings) on or before August 1, 2027, then, upon the written request of Shareholders holding at least a majority of the outstanding Class B Common Shares as of the close of business on the date of such written request, the Board shall commence the liquidation, dissolution and winding up of the Trust (a “Liquidation”).  In connection with a Liquidation:

(a)           the Trust shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors, and shall not take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Trust’s business and affairs or inconsistent with the provisions of this Declaration; provided, however, that all obligations provided for in this Declaration shall continue to be fully binding upon the Trust and the Shareholders until such time as all of the Trust’s assets have been distributed;

(b)            the Trust shall endeavor to complete the winding up 180 days from the date of such written request; provided, that the Trust may, in the reasonable discretion of the Board, extend the winding up period for longer than 180 days if needed to comply with the Board’s duties or if otherwise necessary or advisable after taking into consideration the factors described in clause (c) below; and

(c)             the Trust shall take into account the prevailing real estate debt markets and financial markets, the economic conditions in the submarkets where any properties secured directly or indirectly by the Trust’s loans are located, and the U.S. federal income tax consequences to the Trust.

In addition, in the event the Trust commences a Liquidation, all Organization and Offering Expenses and all operating costs and expenses that the Adviser previously advanced on the Trust’s behalf pursuant to the FCR Management Agreement and that have not been reimbursed by the Trust shall become due and payable and shall be reimbursed by the Trust to the Adviser in connection with, and prior to the completion of, such Liquidation.

ARTICLE XIV

MISCELLANEOUS

Section 14.1      Certificate of Trust.  In the event of any conflict between the provisions of the Certificate of Trust and this Declaration, the provisions of the Certificate of Trust shall control.

Section 14.2      Applicable Law.  This Declaration is created under and is to be governed by and construed and administered according to the laws of the State of Maryland; provided, however, that notwithstanding the provisions of Section 12-102(a) of the MSTA, to the maximum extent permitted by applicable law, no law of the State of Maryland (whether common, statutory, or other law) pertaining to trusts, if and to the extent inconsistent with the provisions of this Declaration, shall be applicable to the Trust or the parties to this Declaration.  The Trust is a Maryland statutory trust, and, without limiting the provisions hereof, the Trust may exercise all powers which are ordinarily exercised by such a trust and the Trustees may exercise all powers which are ordinarily exercised by trustees of such a trust.

Section 14.3      Trust Only.  It is the intention of the Trustees to create only the relationship of Trustee and beneficiary between the Trustees and each Shareholder from time to time.  It is not the intention of the Trustees to create a general partnership, limited partnership, joint stock association, corporation, bailment or any form of legal relationship other than a trust.  Nothing in this Declaration shall be construed to make the Shareholders, either by themselves or with the Trustees, partners or members of a joint stock association.  Nothing in this Declaration, however, shall prevent the Trust from being a corporation or association for tax purposes.

Section 14.4     Organization and Offering Expenses.  The Trust may reimburse the Board, the Adviser or Fortress for Organization and Offering Expenses incurred by the Board, the Adviser or Fortress in connection with any offering of Shares, on an accountable or nonaccountable basis.

Section 14.5      Bylaws.  The Board shall have the exclusive power, at any time, to adopt, amend, alter or repeal any provision of the Bylaws and to make new Bylaws.  Except as they may directly contradict provisions of this Declaration, the Bylaws may implement and interpret this Declaration.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Third Amended and Restated Declaration of Trust has been duly executed as of the date first written above.

Fortress Credit Realty Income Trust

By:	/s/ Avraham Dreyfuss
Name:	Avraham Dreyfuss
Title:	Chief Financial Officer

[Signature Page to Third Amended and Restated Declaration of Trust of Fortress Credit Realty Income Trust]